Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 15th day of March, 2012 and effective on November 1, 2011 by and between LabStyle Innovations Corp., a company incorporated under the laws of Delaware (the “Company”), and Oren Fuerst (the “Employee”).

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined on Exhibit A hereto); and

WHEREAS, the parties hereto desire to state the terms and conditions of the Employee’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1. Position. The Employee shall serve in the position described in Exhibit A attached hereto. In such position, the Employee shall report regularly and shall be subject to the direction and control of the Company’s Board of Directors (the “Board”). The Employee shall also serve as necessary as a director or officer of the Company’s direct or indirect subsidiaries or controlled affiliates (the “Subsidiaries”) from time to time. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company’s and the Subsidiaries’ best interests. The Employee agrees and undertakes to inform the Company immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position in the Company.

2. Time and Manner of Service. Employee shall dedicate a sufficient amount of his business time and attention to the affairs of the Company in order that he may fully and faithfully undertake the roles described in Exhibit A attached hereto as such roles are customary for companies similar to the Company, it being understood and agreed however that (i) Employee shall not be required to dedicate a minimum amount of time to fulfilling his roles with the Company and (ii) Employee may serve as an officer, director or employee of, or consultant to, or have ownership stakes in, other business of any kind or nature, provided that such businesses do not compete with the business of the Company or any of its Subsidiaries.

3. Location. The Employee shall perform his duties hereunder at the Company’s facilities in the United States and other locations as necessary, including in Israel, and understands and agrees that his position may involve significant domestic and international travel.

4. Employee’s Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is, and/or will not, be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company and/or any Subsidiary, any proprietary or confidential information belonging to any Other Employer.

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Term of Employment

5. Term. The Employee’s employment by the Company shall commence on the date set forth in Exhibit A (the “Commencement Date”), and shall continue until it is terminated pursuant to the terms set forth herein.

6. Termination at Will. Either party may terminate the employment relationship hereunder at any time, without the obligation to provide any reason or conduct any prior hearing, by giving the other party a prior written notice as set forth in Exhibit A (the “Notice Period”). Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to Employee and to pay the Employee a one time amount equal to the Salary that would have been paid to the Employee during the Notice Period, in lieu of such prior notice.

6A. Termination on Death or Disability. The employment relationship hereunder shall automatically terminate upon the death or Disability of Employee and, thereafter all of his rights hereunder, including the rights to receive compensation and benefits, except as otherwise required by applicable law, shall terminate. Notwithstanding the foregoing in this Section 6A, in the event of the Employee’s death or Disability, all of the Employee’s unvested options to acquire shares of Company’s common stock granted to Employee under the Company’s 2012 Equity Incentive Plan and the 2012 U.S. Sub Plan thereto or any similar plan shall immediately become fully vested and shall be exercisable on the terms set forth in the Company’s 2012 Equity Incentive Plan. As used herein, the term “Disability” means the physical or mental illness or incapacity (including, without limitation, as a result of abuse of alcohol or other drugs or controlled substances) of Employee which results in the Employee being unable to substantially perform the duties and services required to be performed under this Agreement for a period of: (i) one hundred twenty (120) consecutive days or longer or (ii) one hundred eighty (180) days in any three hundred sixty (360) consecutive day period.

6B. Termination on Change of Control. In the event that this Agreement or Employee’s employment with the Company is terminated by the Company within six (6) months following the occurrence of a “Change of Control” (as defined below) of the Company (each, a “Triggering Event”), then: (a) the Company shall pay Employee a one-time cash payment equal to two times his aggregate annual Salary (as defined below) immediately prior to the Triggering Event (the “Trigger Event Payment”), (b) Employee shall maintain any rights that Employee may have been specifically granted to Employee pursuant to any of the Company’s or its successors’ employee benefit plans and (c) all unvested options to acquire shares of Company’s common stock granted to Employee under the Company’s 2012 Equity Incentive Plan and the 2012 U.S. Sub Plan thereto or any similar plan shall immediately become fully vested and shall be exercisable over a period of three (3) years from the occurrence of a Triggering Event. For the avoidance of doubt, the Trigger Event Payment will be paid to the Employee (if any) in addition to any payments or rights to which the Employee shall be entitled to receive pursuant to this Agreement or applicable law, and following the Trigger Event Payment, neither the Company, any Subsidiary nor their successors shall have any further obligations to Employee following termination, except as explicitly set forth herein.

For purposes of this Agreement, the term “Change of Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “Change of Control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

(i) An acquisition (whether directly from the Company or otherwise) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities.

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(ii) The individuals who, as of the date hereof, are members of the Board cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Company, to constitute at least fifty-one percent (51%) of the members of the Board; or

(iii) Approval by the Board and, if required, stockholders of the Company of, or execution by the Company of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control):

(A) A merger, consolidation or reorganization involving the Company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).

7. Termination for Cause. The Company may immediately terminate the employment of the Employee and this Agreement for Cause, and such termination shall be effective as of the time of notice of the same. “Cause” means (a) conviction of any felony by the Employee affecting the Company and/or any Subsidiary or any crime involving fraud; (b) action taken by the Employee intentionally to materially harm the Company and/or any Subsidiary; (c) embezzlement of funds of the Company or its Subsidiaries by the Employee; (d) falsification of records or reports of Company and/or any Subsidiary by the Employee; (e) ownership by the Employee, direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company and/or any Subsidiary, including those products or services contemplated in a plan adopted by the Board; (f) (i) any material breach of the Employee’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith) or (ii) a continuing material breach or material default (including, without limitation, any material dereliction of duty) by Employee of the terms of this Agreement which, in either case, to the extent such breach is curable, has not been cured by Employee within fifteen (15) days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; and (g) any material breach of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B by the Employee. In the event of termination for Cause, the Employee’s shall be paid his Salary through the date of termination and, thereafter, neither the Company, any Subsidiary nor their successors shall have any further obligations to Employee following termination.

8. Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee’s responsibilities.

Covenants

9. Proprietary Information; Assignment of Inventions and Non-Competition. Upon the execution of this Agreement, the Employee will execute the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached hereto as Exhibit B. Exhibit B hereto shall survive the expiration or other termination of this Agreement.

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Special Agreement; Salary and Bonus; Insurance

10. (a) Special Agreement. It is agreed between the parties hereto that this Agreement is a personal agreement. The provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of the Employee.

(b) Salary and Bonus.

(i) The Company shall pay to the Employee as compensation for his employment services an aggregate annual base salary in the amount set forth in Exhibit A (the “Salary”). The Salary may be reviewed and updated by the Board or a designated committee thereof from time to time at the Board’s discretion. The Salary is to be paid to the Employee in monthly installments no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

(ii) In addition, the Employee shall be entitled to receive the special bonus and option compensation described in Exhibit A.

(iii) In addition, the Company shall pay the Employee for any reasonable and documented costs and expenses incurred in connection with his duties.

(iv) The Board or a designated committee thereof may also, from time to time and in the Board’s discretion, award the Employee cash or equity bonuses based on such criteria or programs as may be established from time to time by the Board or a designated committee thereof.

(c) Special Compensation for Non-Competition Obligations. The Employee acknowledges that 20% of the Salary is paid as special supplementary monthly compensation in consideration for the Employee’s non-competition undertakings and obligations set forth in Exhibit B hereto (the “Special Non-Competition Monthly Compensation”). The Employee acknowledges, warrants and represents that the Special Non-Competition Monthly Compensation constitutes a real, appropriate and full consideration to any prejudice he may suffer due to his non-competition undertakings and obligations set forth in Exhibit B hereto, including but not limited to restriction of his freedom of employment.

Additional Benefits

11. Expenses. The Company will reimburse the Employee for reasonable and customary business expenses borne by the Employee in connection with the specific performance of his duties hereunder, provided that such expenses were approved in advance by the Company, and against valid invoices therefore furnished by the Employee to the Company, all in accordance with the Company’s policy as amended from time to time.

12. Vacation. The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A, as coordinated with the Company (with unused days to be accumulated up to the limit set pursuant to applicable law).

13. Sick Leave; Convalescence Pay. The Employee shall be entitled to that number of paid sick leave per year as set forth in Exhibit A.

14. Options. The Company may, from time to time, at its sole discretion, grant the Employee options (the “Options”) to purchase shares of common stock of the Company. The Options shall be subject to the terms of the Company’s 2012 Equity Incentive Plan and the 2012 U.S. Sub Plan thereto, as may be amended from time to time, or any successor plans, and an Option Agreement to be executed between the Company and the Employee. The Employee acknowledges that he will be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws.

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15. Mobile Phone. During the term of this Agreement the Company may provide the Employee with a Company mobile phone, for use in connection with Employee’s duties hereunder, pursuant to Company’s policy, as adopted, as may be amended from time to time by the Company. The Company shall bear all expenses relating to the Employee’s use and maintenance of the phone attributed to the Employee under this Section.

16. Company Car. During the term of this Agreement, the Company will provide the Employee with a car of make and model pursuant to Company’s car policy, as adopted, as may be amended from time to time by the Company (the “Car”). The Car shall belong to or be leased by the Company and shall be registered in the Company’s name for use by Employee during the period of the Agreement. The Car will be returned to the Company by Employee immediately upon the termination of the Agreement. Use by the Employee of the Car shall be made at all times only in accordance with the provisions of the Company’s Car policy, as may be amended from time to time by the Company. The Company shall bear all the fixed and variable costs of the Car, including licenses, insurance, gasoline, regular maintenance and repairs. The Company shall not, at any time, bear the costs of any tickets, traffic offense or fines of any kind and insurance self participation payment. The Employee shall bear all the personal tax consequences, if any, of the allocation of a Car to his benefit.

Miscellaneous

17. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

18. Except as provided for in Section 17 of Exhibit B hereto, in the event that the Company or Employee, his spouse or any other person claiming benefits on behalf of or through Employee, has a dispute or claim based upon this Agreement including the interpretation or application of the terms and provisions of this Agreement, the sole and exclusive remedy is for that party to submit the dispute to binding arbitration in accordance with the rules of arbitration of the American Arbitration Association (“AAA”) in the City and County of New York, USA. Any arbitrator selected to arbitrate any such dispute shall be independent and neutral and will have the power to interpret this Agreement. Any determination or decision by the arbitrator shall be binding upon the parties and may be enforced in any court of law. The expenses of the arbitrator will be paid 50% by the Company and 50% by Employee, his spouse or other person, as the case may be, provided that the arbitrator shall be free to apportion such fees between the parties as he/she may determine in their discretion as permitted by the AAA rules of arbitration. The parties agree that this arbitration provision does not apply to the right of Employee to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding before the Equal Employment Opportunity Commission or any other agency pertaining to any matters covered by this Agreement and within the jurisdiction of the agency.

19. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

20. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

21. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement (or in any exhibit hereto) is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, unless the business purpose of this Agreement is substantially frustrated thereby. It is further agreed that if any one or more of such provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company and/or any Subsidiary, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, then such provisions will be deemed modified and reformed to the maximum limitations permitted by applicable law, the parties hereby acknowledging their desire that in such event such action be taken. Any such modifications and reformations shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement or any exhibit hereto.

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22. The preface and exhibits to this Agreement constitute an integral and indivisible part hereof.

23. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior or contemporaneous discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

24. The Employee acknowledges and confirms that all terms of the Employee’s employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

25. All references to applicable law are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires.

26. This Agreement or any exhibit hereto may be signed in counterparts and delivered by facsimile or other electronic transmission, and each such counterpart shall be deemed an original and all of which shall together constitute one agreement.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the date first hereinabove set forth.

/s/ Shilo Ben Zeev	/s/ Oren Fuerst
LabStyle Innovations Corp.	Oren Fuerst
By: Shilo Ben Zeev
Title: President and COO

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Exhibit A

To the Employment Agreement, dated March 15, 2012, by and between

LabStyle Innovations Corp. and the Employee whose name is set forth herein

1. Name of Employee:	Oren Fuerst
2. Address of Employee:	[ ]
3. Position in the Company:	Chairman of the Board and CEO
4. Under the Direct Direction of:	Board of Directors
5. Commencement Date:	November 1, 2011
6. Notice Period:	180 days
7. Salary:	US$192,000 per year
8. Vacation Days Per Year:	21 days
9. Sick Leave Days Per Year:	Pursuant to Company policy established from time to time

Option and Bonus provisions

1. Grant of Options. Employee shall be granted with options to purchase shares of the Company’s common stock equal to three percent (3%) of the issued and outstanding capital stock of the Company (on an as-converted fully diluted basis), following the Final Closing (as such term is defined in that certain Private Placement Memorandum of the Company and dated September 8, 2011, as amended), but no less than 500,000 options (the “Options”). The Options shall have an exercise price of $1.00 per share and shall be granted under, and be subject to the terms and conditions of, the Company’s 2012 Equity Incentive Plan, as may be amended, and an Option Agreement to be executed by and between the Company and Employee. Employee acknowledges that he may be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws in connection with the Grant of the Options.

2. Bonus Plan. Employee shall be entitled to receive cash bonuses from the Company as set forth below (the “Milestone Bonuses”). The Milestone Bonuses for achieving the following milestones are reflected as a percentage of the Employees annual Salary of US$192,000; provided, however that the maximum amount of aggregate Milestone Bonuses that the Employee may receive shall not exceed US$288,000:

Milestone	Milestone Bonus
The Company achieves data lock on least one clinical study required for FDA and/or CE mark regulatory approval.	US$96,000 (50% of Salary)
The Company makes the 510K regulatory submission with the FDA for regulatory clearance of a Company product	US$48,000 (25% of Salary)
The Company obtains a European notified body CE mark clearance for a Company product	US$48,000 (25% of Salary)
The Company obtains a market clearance for a Company product in a market not covered by FDA or CE with a population in excess of 100,000,000	US$48,000 (25% of Salary)
The Company obtains FDA regulatory clearance for a Company product	US$96,000 (50% of Salary)

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3. Additional Bonuses. In the event that Employee shall play a leading role in structuring, negotiating and consummating one or more strategic transactions of the Company or its Subsidiaries (including, without limitation, distribution agreements, strategic joint venture financings and commercialization agreements (but specifically excluding any private or public debt or equity financing transactions)) (each, a “Strategic Transaction”), Employee shall be entitled to additional cash bonuses (the “Additional Bonuses”) equal to:

(a) 7% of the revenues actually received by the Company in connection with any Strategic Transaction with an aggregate actual or potential value of over US$1,000,000 and less than US$10,000,000; and

(b) 5% of the revenues actually received by the Company in connection with any Strategic Transaction with an aggregate actual or potential value in excess of US$10,000,000.

The Employee’s entitlement to the Additional Bonus with respect to any Strategic Transaction shall terminate upon the lapse of 5 years from the date upon which the Company first received revenues in connection therewith, and will be paid during such period even if Employee is no longer associated with the Company. The Company shall make payments on the Additional Bonuses within 30 days of the Company’s receipt of revenues from each applicable Strategic Transaction.

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Exhibit B

To the Employment Agreement, dated March 15, 2012, by and between

LabStyle Innovations Corp. and the Employee whose name is set forth herein

Name of Employee:	Oren Fuerst
Date:	November 1, 2011 (the “Commencement Date”)

General

1.	Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the “Agreement”). For purposes of any undertaking of the Employee toward the Company, the term “Company” shall include the Company or any Subsidiary. The Employee’s obligations and representations and the Company’s rights under this Exhibit shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

2.	“Proprietary Information” means any confidential and proprietary information concerning the business and financial activities of the Company, including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and any information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as that regarding or relating to financial results, accounting policies, investments, investors, officers, directors, employees, customers, suppliers, commercial partners, marketing plans, manufacturing plans and other plans and strategies, whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

3.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee’s association with the Company, as evidenced by written records; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Employee; or (iii) data generally known in the industries or trades in which the Company operates.

4.	Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

5.	Employee agrees that all Proprietary Information, including, without limitation, all patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith, shall be the sole property of the Company and its assigns. At all times, both during the employment relationship and after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties under the Agreement.

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6.	Upon termination of Employee’s engagement with the Company for any reason, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee’s engagement with the Company, and will not take with him any documents or materials or copies thereof containing any Proprietary Information.

7.	Employee’s undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.

Disclosure and Assignment of Inventions

8.	“Inventions” means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets or otherwise; “Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee’s engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the field of business of the Company. The Company Inventions also include all Inventions previously contributed by the Employee to the Company in connection with the Company’s formation.

9.	Employee hereby confirms that all rights that he may have had at any time in any and all Company Inventions are and have been from inception works for hire and in the sole ownership of the Company, including during the process of its incorporation. If ever any doubt shall arise as to the Company’s rights or title in any Company Invention and it shall be asserted that the Employee, allegedly, is the owner of any such rights or title, then Employee hereby irrevocably transfer and assign in whole to the Company without any further royalty or payment any and all rights, title and interest in any and all Inventions. Any Inventions Employee made prior to his engagement with the Company and which do not fall under the definition of "Company Inventions", to which the Employee claims ownerships (the “Prior Inventions”) are excluded from the scope of this Agreement. If, in the course of employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent. Employee hereby represents and undertakes that none of his previous employers or any entity with whom he was engaged, has any rights in the Inventions or Prior Inventions and such employment with the Company will not grant any of them any right in the results of the Employee’s work.

10.	Employee undertakes and covenants he will promptly disclose in confidence to the Company all Inventions that are or may be deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

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11.	Employee hereby irrevocably transfers and assigns to the Company (on a royalty-free, perpetual and worldwide basis) all patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention. The Employee will not be entitled to royalties or other payment with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights. The Employee irrevocably confirms that the consideration explicitly set forth in the Agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under any applicable law and the employee hereby expressly and irrevocably confirms that the provisions contained in Section 134 of the Patent Law shall not apply and he waives any right to claim royalties or other consideration with respect to any Invention.

12.	Employee agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, trademarks, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, trademarks, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee’s engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee’s agent and attorney in fact, coupled with an interest to act for and on Employee’s behalf and in Employee’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

13.	In consideration of Employee’s terms of employment hereunder, which include special compensation for his undertakings under this Section 13 and the following Section 14, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement or Employee’s association with the Company, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is primarily engaged in any activities competing with the activities of the Company. Employee hereby acknowledges and agrees that the Salary and other benefits to which the Employee is or shall be entitled to, if any, as set forth in the Agreement, is set to a level which reflects adequate compensation sufficient to reimburse prejudice, if any, including but not limited to any of Employee’s legitimate rights and interests. Employee further warrants and represents that the Special Non-Competition Monthly Compensation (as defined in the Agreement) constitutes a real, appropriate and full consideration to any prejudice Employee may suffer due to his non-competition undertakings and obligations set forth in this Exhibit, including but not limited to restriction of his freedom of employment.

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14.	Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of the Agreement or Employee’s association with the Company for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder; (i) solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a “Consultant”), or was retained as an employee or a Consultant during the six months preceding termination of Employee’s employment with the Company or (ii) solicit for business, on behalf of any entity primarily engaged in any activities competing with the activities of the Company, any customer or client of the Company that was a customer or client during the six months preceding termination of Employee’s employment with the Company.

Reasonableness of Protective Covenants

15.	Insofar as the protective covenants set forth in this Exhibit are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

16.	Employee hereby consents to the Company’s notification of any third party, including any prospective or new employer of, Employee’s rights and/or obligations under this Agreement.

Remedies for Breach

17.	Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Intent of Parties

18.	Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee’s agreement to be bound by the provisions of this Exhibit.

19.	It is expressly acknowledged and agreed that the LabStyle Isrrael is intended to be and shall be a third party beneficiary of this Exhibit and shall have the right to enforce this Exhibit against the Employee.

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IN WITNESS WHEREOF the Employee has signed this Agreement as of the date first hereinabove set forth.

/s/ Oren Fuerst

Oren Fuerst

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